Exhibit 99.2

Tattooed Chef, Incorporated

Fourth Quarter and Fiscal 2021 Financial Results

March 16, 2022, 9:00 AM

Presenters

Sam Galletti, President and CEO

Sarah Galletti, COO and Tattooed Chef

Stephanie Dieckmann, CFO

Matt Williams, Chief Growth Officer

Devin Sullivan, SVP, Equity Group

Q&A Participants

Brian Holland, Cowen & Company

Rob Dickerson, Jefferies

George Kelly – Roth Capital

Operator

Greetings. Welcome to Tattooed Chef, Incorporated fourth quarter fiscal 2021 financial results conference call. At this time all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. Please note this conference is being recorded. I will now turn the conference over to Devin Sullivan, Senior Vice President of the Equity Group. Thank you, you may begin.

Devin Sullivan

Thank you, Sherry. Good morning, everyone. And welcome to Tattooed Chef’s fourth quarter and full year 2021 financial results conference call. On the call this morning are Sam Galletti, President and Chief Executive Officer; Sarah Galletti, Chief Creative Officer and the Tattooed Chef; and Stephanie Dieckmann, the company’s Chief Financial Officer. Matt Williams, Tattooed Chef’s Chief Growth Officer, will also be available for questions.

Earlier today, the company issued its press release, a copy of which is available in the investor section of its website, www.tattooedchef.com. Before we begin, I’d like to remind everyone that the prepared remarks contain forward looking statements. Such statements involve a number of known and unknown uncertainties, many of which are outside the company’s control and could cause future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward looking statements.

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Important factors and risks that could cause or contribute to such differences are detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, the company undertakes no obligation to update any forward looking or other statements herein whether as a result of new information, future events, or otherwise.

In addition, within the earnings release and in today’s prepared remarks adjusted EBITDA is referenced. It is important to note that this is a non-GAAP financial measure that the company believes is a useful metric that better reflects the performance of its business on an ongoing basis. A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is included in today’s press release, which has also been posted to the company’s website.

With that said, it is now my pleasure to turn the call over to Tattooed Chef’s President and CEO, Sam Galletti. Sam, please go ahead.

Sam Galletti

Thank you, Devin. 2021 was an exceptional year for Tattooed Chef, highlighted by record revenue and increased manufacturing footprint of broadened distribution base and an expanded and innovative product line. We achieved our revenue guidance that have entered 2022 with a great sense of optimism.

Briefly, fourth quarter revenue of $52.3 million helped us generate full year revenue of $213.4 million, up 43.7% from 2020, and driven by 56.7% increase in branded product sales to $132.5 million or 63% of total 2021 revenue. I am very proud of our team and the results that we were able to deliver in a challenging environment of supply chain constraints and inflationary pressures. Although our gross margin was impacted by significantly higher freight and container costs, we believe that our vertically integrated operating model, specifically that much of which we manufacture we grow, has helped us weather some of the more severe consequences of this unprecedented operating environment, while providing us with important and sustainable competitive advantages.

Rather than focus on what we can’t control, we have devoted our resources to managing those things that we can; by adhering to the principles of product innovation, distribution, marketing, and strategic M&A, along with a long term focus of mixed diversification, from private label to branded and frozen to ambient, we are confident in our ability to generate continued growth, expand our margins, elevate our brand profile, and deliver value to our shareholders.

We ended the year with a much more diversified base of customers. Tattooed Chef is now available nationally at the club, mass and grocery, and establishing a presence in food service industry. We brought it to our -- we brought in our product distribution and diversified our channel mix to include 160 retailers covering approximately 14,000 locations, including new blue chip names like Target, Kroger, Publix, HEB, Albertsons, Safeway, among others. It’s important to remember that our success in establishing a presence in these locations is not an end in and of itself, but an important incremental step towards capturing a significant sales growth opportunity.

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While the breadth of our national footprint is important, it is the depth of our presence, represented by the introduction of new SKUs into existing national distribution points that will help drive our growth. At the end of 2021, we expanded our total doors to over 14,000, our total distribution points over to 100,000. We view this as a significant accomplishment when considering we exited it 2020 with just over 4,000 stores and 23,000 points of distribution. We are continuing to pursue the significant organic growth opportunity and have a long term goal of having 30 frozen SKUs in each retail location.

The channel diversification and broadening distribution is manifesting itself in the consumption data as measured by spins IRI. Tattooed Chef’s year to date growth performance through 12/26/2021 in mule (PH) load (PH) is extremely encouraging. We are the fastest growing health and wellness brand in the categories in which we compete, which includes frozen appetizers and snacks, breakfast, entrees, and vegetables. For example, in frozen breakfast we grew retailed dollars 496% and are the number one health and wellness brand as measured by spins and the fastest growing.

In the frozen entree category, Tattooed Chef is now number seven ranked health and wellness brand and growing the fastest of the top 30 brands in the category. Frozen entrees is by far one of the largest categories in the aisle, and we clearly have momentum and are taking market share. We also be view innovation through the lens of expanding product accessibility, which is why we are so enthusiastic about our upcoming entrance into ambient and refrigerated plant based products to complement our growing position in the freezer aisle.

In that regard, I am pleased that the integration of the acquisitions we completed in 2021 foods in New Mexico and Belmont confections is proceeding on track and provides us with substantial capacity to introduce new products. We believe that our investment thus far to upgrade the facilities, increase automation will allow us to dramatically increase throughput and meet anticipated demand for these products. This will support our efforts to unlock greater shelf space and expand our channel penetration beyond retail and club.

With respect to foods in New Mexico, the Karsten facility is scheduled to open during the beginning of the second quarter, with an initial focus on manufacturing a variety of salty snacks. The Albuquerque facility, which produces Mexican foods, including quesadillas, burritos, and other handheld items and sauces, has commenced manufacturing Tattooed Chef branded products. These products began shipping to Kroger earlier this month and we expect further distribution throughout this year.

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Belmont Confections which we acquired in December 2021 adds even more capacity, allows us to produce a variety of bars. We are currently co-packing out of that facility and will begin transitioning to Tattooed Chef branded bars beginning later this quarter. Our inaugural entry is the first of its kind Brain Fuel oat butter bar powered with adaptogens that help to reduce stress, promote mental balance, and provide long lasting focus. This product was featured at Expo West and samples were shown to attendees including buyers at the show. We are expecting shipments to be ready during Q2. And I want to emphasize that our branded products will carry higher margins in our current co-pack products.

The addition of these facilities and associated capital project investments has increased our total manufacturing capacity to more than 315,000 square feet, a four-fold increase from 2020. They’re also expected to support up to an additional $300 million in annual revenue in the next two to three years.

We are also investing in cold storage solutions to further strengthen our process and production to reduce associated costs. We have contracted a lease for cold storage in April and expect to be in raw material storage in the coming weeks with full product storage and pickup opportunity. This is a beautiful turnkey facility. We estimate that these initiatives will produce an approximate 50% annualized cost savings as compared to using third party storage units for the refrigerated and frozen goods. As a point of reference, in 2021, we spent more than $5.8 million in cold storage.

Perhaps, most importantly, we expanded our team of professionals to help support our growth this year and beyond. We welcomed Gaspare Guarrasi as Chief Operating Officer in late 2021 to lead our global operations in production, with a current emphasis on robotics and automation. We have also added a director of FTC compliance and technical accounting, director of sox (PH) compliance, vice president of sales and support logistics, and vice presidents for all of the manufacturing facilities in the United States.

It’s been an exciting and productive full year as a public company. And I want to thank each of you for your continued interest and support. We have accomplished a lot and we have learned a lot. And although our story has many chapters to be written, I am confident that we are well positioned to achieve our objectives and deliver shareholder value.

I’d like to turn over the call to Sarah to discuss our innovations and marketing initiatives. Sarah.

Sarah Galletti

Thank you and good morning everyone. As we proceed with our vision of creating a new food category, we are very excited to achieve continued diversification within our product portfolio over multiple categories and find new ways to expand our presence and our multi-dimensional brand. We curate our product line with the overarching goal of creating better free foods coupled with the familiar foods we know and love; we call it nostalgic innovation.

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Through 2021, we added 40 new, delicious, and innovative creations, more than double the product introductions in 2020. Looking at 2022, we have a pipeline of more than 250 new products, including the upcoming introduction of our refrigerated plant based bars, a range of Mexican items, and woodfired pizzas. We continue to see growing consumer interest in plant based foods. And in the last year, our products have performed consistently well in the market. Within the single serve plant based frozen entree space, we hold six out of the top 10 products. Innovation has been a key growth driver for the tattooed chef brand. We nearly doubled the number of branded SKUs to 73 and expanded from five product categories to seven.

Our marketing efforts ramped up later in the year, and we continue to test and refine our playbook making a concerted effort to diversify our media mix and appropriately allocate our spend to promotional efforts that align with our brand and our target customers, including YouTube, Spotify, General Market Network TV, Programmatic Connected TV, as well as social channels such as Instagram, where consumers are highly engaged with our brand.

We focused our spend and tested them in various regions. They were strong performers giving us a really effective return on ad spend and amplifying the growing organic reach that our social platforms and product packaging efforts create for the brand. In Q4, we strategically shifted our social media aesthetic to present ourselves as an all-encompassing lifestyle brand. We’re focused on showcasing real and authentic moments, whether that be of people enjoying our innovative plant based foods, or jamming out to our latest tasty jam, Spotify playlists. Our main goal is to connect with our audience, and in a way that is different from other brands, which means showing up differently on purpose.

We believe that we are just scratching the surface. As a leader in leveraging marketing tools, we are driving new consumers to our brand, to the freezer aisle, and to our retail partner stores. In 2022, you’ll see us accelerating with our most aggressive marketing to date to build consumer awareness and engagement. This will allow us to expand our community and build loyalty to our Tattooed Chef brands and our evolving product line.

With that, I will turn it over to Stephanie to review our financial results. Stephanie.

Stephanie Dieckmann

Thanks, Sarah. And good morning everyone. Revenue in the 2021 4th quarter increased 32.2% to $52.3 million from $39.6 million in last year’s fourth quarter. The increase was due primarily to 21.7% rise in Tattooed Chef branded product revenue to $29.2 million from $24 million in last year’s fourth quarter. For the quarter, branded revenue accounted for 56% of total revenue compared to 61% in the comparable prior year period.

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During 2021, we began offering new promotional programs on sales of Tattooed Chef branded products to some new and existing customers. As a result, as of year end, we have accumulated an allowance from 2021 sales for promotional programs of $4.13 million.

Gross profit in the fourth quarter was $1.1 million or 2.1% of revenue compared to $4.4 million or 11.1% for the prior year period. Full year 2021 gross profit was $22.1 million or 10.4% of revenue, as compared to full year 2020 gross profit of $21.7 million or 14.6% of revenue. The gross margin decline for full year 2021 included the additional promotional allowance (PH) mentioned above and freight and container costs of $31.3 million compared to 2020 costs of $18.4 million, which is an increase of 70.5% or $13 million.

Gross profit also reflected the impact of lower margin, private label, and co-packing products being produced at our recently acquired New Mexico and Belmont Confection facilities, partially offset by higher revenues and improved production capacity. We expect that gross margin will be positively impacted as we transition the acquisitions in both New Mexico and Ohio from private label co manufacturers into manufacturing tattooed chef branded product.

This combined, with the expansion of products into refrigerated and ambient space, will provide increased margins. We will also be making investments in equipment for our frozen products of $20 million that will increase our production capacity, improve yields, decrease labor costs, and allow us to remain in our same manufacturing footprint.

Operating expenses decreased to $14.8 million in the fourth quarter of 2021 compared to $19 million in the prior year period. The decrease in operating expenses was primarily due to merger related bonus stock plus cash, approximately $13.6 million incurred in the fourth quarter of 2020 offset by the higher sales and marketing costs spent in 2021, which we view as important investments in our continuing growth. As Sarah mentioned, we believe that these investments have helped drive revenues and establish the foundation of a recurring loyal customer base to support our planned new product introductions this year.

The loss before provision for income taxes was $13.5 million compared to Q4 2020 income before provision for income taxes of $23.5 million. In Q4 2020, the company recognized a non-recurring gain of $37.2 million on settlement of a contingent consideration derivative liability related to the fold (PH) back shares, which were remeasured with changes in fair value.

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Income tax benefit was $0.4 million compared to an income tax benefit of $42.1 million in Q4 2020. The 2020 income tax benefit was resulted from the merger transaction that has step up in the tax basis of intangible assets and the change in tax status from an S corporation to a C corporation. With respect to 2022, we believe that income tax will be aligned with our operating results.

Net loss for the quarter was $13.1 million compared to net income of $65.6 million in Q4 2020, which included the above referenced $42.1 million income tax benefit. Adjusted EBITDA loss was $11.4 million compared to adjusted EBITDA loss of $1.7 million in Q4 2020. The quarter over quarter variance was due primarily to lower gross profit margins and higher sales and marketing expenses as we discussed earlier.

We continue to maintain a strong financial position. At December 31, 2021, cash and cash equivalents were $92.4 million and long term debt was $0.7 million. Net cash used in operating activities was $51.3 million for full year 2021 compared to net cash used in operating activities of $13.4 million last year, which included $4.3 million increase in accounts receivable resulting from increased revenue, a $10.7 million increase in inventory, a $2.1 million increase in prepaid expenses, mainly due to the increase in prepaid advertising expenses, and a $4.6 million decrease in accounts payable, accrued expenses, and other current liabilities.

Capital expenditures increased to $63.8 million from $7 million last year, and primarily reflected that we used $16.9 million to purchase property, plants, and equipment to enhance our production processes and efficiencies, as well as $46.9 million to complete the two strategic business acquisitions in 2021.

Turning to our outlook for 2022, it is important to understand that we are continuing to operate in a challenging inflationary environment, which is most evident in our freight and container costs, which are incorporated in our cost of goods sold, while managing through certain supply chain constraints. With that in mind, we expect 2022 annual revenue of $280 to $285 million driven by a combination of new product introduction and a significant increase in retail distribution via new relationships as further penetration of existing accounts, compared to 2021 supported by capacity acquired in 2021.

With respect to the cadence of this growth, we expect that the first quarter of 2022 will benefit from $6 to $8 million of advertising in relation to NVM sales that are not likely to recur later in 2022. This increase assumes no material deterioration in general market conditions, or other factors related to COVID-19 trends.

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Marketing expenses for 2022 are expected to be $27 to $32 million. We anticipate capital expenditures of $20 million with investments to include additional automation machinery as well as robotics. This will decrease labor, improve yield, and increase capacity and throughput in the same manufacturing footprint.

Thank you all for your attention. And I’ll turn the conversation back to Sam.

Sam Galletti

Q&A now.

Operator

Are we ready?

Stephanie Dieckmann

We’ll open up the call for Q&A.

Operator

Great. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. And for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is from Brian Holland, with Cowen & Company. Please proceed.

Brian Holland

Yeah, thanks. Good morning, everyone. If I could start with just thinking about that 2022 revenue guide. Obviously, you exit the year at about a $200 million run rate of your guiding to AD. Revenues have been fairly range bound throughout the year. I know there’s a lot of distribution gains coming and in the rearview as well that you picked up. Just thinking about the cadence of the year on the top line, when do we expect to see that inflection towards a run rate that would point closer to that 280 or so range?

Stephanie Dieckmann

As we stated, Q1 will be higher in revenue based on the NBN that we have already set up for the first quarter. You’ll start to see that run rate in Q2 and Q3. And it’s really us having all of that retail business throughout the entire year. Remember that a lot of the stores that came in were in Q3 and Q4. And so we’ll continue to see that. Matt, do you want to add anything to that?

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Matt Williams

No, I would agree with that. I think that, you know, obviously, Brian, the new distribution kind of started coming into effect, obviously in the third and fourth quarter of 2021. And so what I would, you know, like Stephanie said, you’ll see that run rate clearly in Q3 and Q4, not only with the overlap that we’re going to get from the new business that came on in 2021, but also those new gains that we’re starting to see as customers are resetting with the commitments we’ve gotten so far this year.

Brian Holland

And just to clarify, so we got the commitments in 2021, but the sales don’t hit until 2022. Is that the way to think about this?

Matt Williams

Yeah. Yes. And, you know, usually a lot of early, you know, end of Q3 -- or end of Q4 startup Q1 resets are happening now, and you’ll start to see that product shipping in Q1/Q2 for the Q3/Q4, you’ll start to see the full revenue benefit of that.

Brian Holland

Okay, understood. And then if I just move down to the gross margin, so it seems like, if my math is right, based on the promotional allowance I believe, Stephanie, that was about an 800 basis gross margin hit it, but that is one time. So that’s not a factor as we look at the 2022, like that gross margin should snap back, did I hear that right?

Stephanie Dieckmann

We’ll see snap back. What happens when you first build that accrual is you take that hit up front for the promotional allowances, and then you’re looking at differences between it, and promotional spend that we’re seeing. We happen to know that there were sales that occurred in Q4 that the promotions were moved earlier into Q1 2022, and so we wanted to make sure that we had that fully accrued for. We will continue to promote the brand in a way that is healthy and competitive, but that is certainly higher than we expect it to be for Q1 2022 and into 2022.

Brian Holland

Understood. And then I guess last one for me, and I’ll pass it on, it’s just thinking about your balance sheet position and capital needs. You got $90 million of cash, you got -- you’ve given the gross margin guidance, we know what the marketing spend is going to be. So you have $30 million in marketing, you had $20 million of CapEx, there’s obviously other operating expenses there. And then, you know, whatever the working capital dynamics might be, just help us think about sort of your position there. And your, you know, the likelihood and the optionality you have on needs for capital and sources of capital over the next 12 months.

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Stephanie Dieckmann

So one of the nice things and fortunate things that we did last year is we utilized cash to fund the acquisition. And so the cash (PH) per (PH) looks incredibly high for 2021. Whereas when we roll into 2022, we don’t have any real debt on the balance sheet, I believe that there’s $0.7 million. And so we have the opportunity to finance the equipment. And that’s what we’re looking into right now while interest rates are so low. We believe that we have enough cash at this moment in time in order to make it for the next couple of years, even with the inflationary pressures that we’re facing today. On top of that, we expect to start seeing profitability in the back half of 2023. And obviously, that certainly helps with cash.

Brian Holland

Okay, thanks. I’ll leave it there. I appreciate the color. Best of luck.

Stephanie Dieckmann

Thank you, Brian.

Operator

Our next question is from Rob Dickerson with Jefferies. Please proceed.

Rob Dickerson

Great, thanks so much. I just had a question, I guess, kind of an operating expenses slash, you know, the step up in the marketing expectation for the year. You know, I guess, you know, if we go back 2020, right, and we think about, you know, kind of what, where we thought the business to be, let’s say in ’22 or ’23, right, that’s, that’s changed for a number of different reasons. That said, you know, SG&A is obviously increasing at a much faster rate than I think we would have expected and, you know, faster than we’re seeing sales. I’m just curious, you know, as you kind of thought through the budget for ’22, you know, do you just basically say, look, it’s very -- or it’s essentially imperative for us, you know, to be supporting the brand, especially the new innovation, to make sure that we’re getting the velocity so we need to continue to lean in to take those expenses up higher relative to sales growth, which is obviously putting more pressure on your margin outside of anything that’s happening in cogs (PH). Just kind of curious as to -- and I’m asking you too, because, you know, I mean, if we think about kind of what the implied EBITDA margin is probably for ’22 relative to what we thought it would have been two years ago, it’s obviously much lower. But it’s not just because of cogs (PH). It’s actually because of a much faster rate in SG&A spend. That’s my first question. Thanks.

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Stephanie Dieckmann

So I think that part of what we’ve seen in the increase of SG&A, has also been the build in infrastructure. One of the bigger hires that Sam discussed earlier in the call is we hired a Chief Operating Officer. And as you might recall, it is one of those things that I was pulling double duty there for a while, and we understand the need to have me focused in one place and have somebody focused on operations, without that overlap so that we can continue to run this business as we grow.

We’ve also made several additions to the infrastructure within not just for what we need last year, but really looking forward to the staffing needs for growth in 2022 and 2023. And ensuring that we had time to pick the correct candidates, have them trained, have them understand the way that Tattooed Chef works, rather than coming in too late for those items, like sox (PH) compliance, that is going to be incredibly important to us in 2022 with the growth and accounting, and the need, honestly, just to step up, that department.

We’ll continue to spend on marketing and advertising because it’s important to the brand. And even our budget, where it’s going to be at for 2022, we don’t feel is near where some of our competitors are. And we feel that it’s important that Tattooed Chef become a household name today, rather than waiting until inflation resides or, you know, issues throughout the world resolve themselves.

Rob Dickerson

Okay, fair enough. I guess, it sounds like then from here, as we get through ’22, kind of that, you know, incremental rate of spend in SG&A starts to kind of balance out, right, that starts to normalize from here. And then that’s where you get the incremental operating leverage in kind of back half profitability of ’23. Is that fair?

Stephanie Dieckmann

Yes.

Sam Galletti

Hey, Rob, this is Sam. I think also, as far as the marketing spend, you know, one thing that, you know, when we first started a year ago, one thing was, the people looked at, is they wanted to get more comfortable with the brand diversification because we were concentrated in club. And club could be, you know, you know, it’s club, it’s a different world than traditional conventional retail. What people wanted from us is they wanted us to get that distribution into conventional retail; and conventional retail costs a lot of money. You know, like, we built the brand in club, and you could do it pretty -- with a pretty, not aggressive marketing spend, but once you get into this conventional retail world with this national distribution, it takes a lot of money. But it is really where the value comes in, once you start getting that distribution, and that, you know, that all over the country that we have now.

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So, you know, it is a big spend, as far as I’m concerned, but it’s exactly what we needed to do to really build this brand for long term growth opportunities, and it’s happening. That’s what people wanted us to do. And that’s what we did in 2020, ’21; we got into almost 15,000 -- over 14,000 supermarket chains with Tattooed Chef brand. It’s happening, and it’s repeat business, and it’s exactly what the goal is.

Brian Holland

Okay, fair enough.

Matt Williams

Rob, this is Matt, to just, you know, we had no insights department, right, we had nobody doing, you know, insights to help to support the relationships that we’ve established with, you know, key retailers like Target and Kroger and, you know, obviously, Albertsons, Safeway, even Walmart, for that matter. And so, as you evolve the business, we know that to support the long term longevity of our existing business, and, you know, how we are managing our velocities and our promotional spend, we needed to invest in the insights department and data, right.

So, you know, we’ve got more robust contracts than we had at the even the start of the year with spins; we’ve had to invest in insights contracts with Kroger, at a level that are different than probably what we expected at the start of the year, because our business is growing with them. And there’s expectations on their side to partner with them, to drive insights as an up and coming brand partner. So, you know, those are -- I think those things are in place now. We’re going to be able to leverage that insight and that information to continue to grow, but I don’t see kind of further needs for that in the future as we continue to shift this mix towards traditional grocery business.

Rob Dickerson

Okay, that’s all extremely helpful. Really appreciate it. And then just quickly, I think Mr. Holland asked the question, I just didn’t, and my apologies, I didn’t really fully get it, so I’m gonna ask again -- in terms of the cadence to the year, right. I mean, it kind of sounds like what you’re saying is, you know, you’re still in some promotional flyers, let’s say maybe on the club side in Q1, and that should help lift revenues a little bit. If we, you know, think about, you know, sales, you know, versus Q4. And then as you get some of the new distribution shelf resets in Q2, Q3, it steps up further from Q1. That’s the first question. And then, just anything in terms of cadence on the gross margin side, given kind of where Q4 came in. And that’s it. Thanks so much.

Stephanie Dieckmann

So we expect to see increased gross margin, obviously, from Q4 into Q1 2022. And then I believe that we will start to pick up throughout the year, I think, where we will start to see the effects of automation will really be Q3 and more so in Q4. The automation doesn’t occur within a facility all at one time. It’s a very planned procedure. In paramount, we have five different production lines. And obviously, we would need to go through line by line in order to continue manufacturing and continue to make sure that we have product on the shelf.

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Brian Holland

Okay, fair enough, then --

Matt Williams

Then on a quarterly revenue cadence again, I mean, you know, we still have this disparity of these promotional activities that we have in Q1 and Q2 that will be hitting, you know, obviously, with the club channel. I think that what Rob was asking is, when do we expect to see the run rate more of a normalized business, to get to that 280 to the guidance in revenue, and that will start to happen in Q3 and Q4 because of the diversification of the business moving more towards grocery and food and away from club.

Rob Dickerson

Okay. Sorry about that. Thank you so much. Appreciate it.

Sam Galletti

Thank you.

Operator

Our next question is from George Kelly with Roth Capital. Please proceed.

George Kelly

Morning, everybody. Two questions for me. First, another question on the revenue guidance for 2022. Curious if you could talk about the ramp with these newly acquired facilities? And can you quantify the amount of revenue that you expect to come from them as part of your 2022 guidance?

Stephanie Dieckmann

So let’s talk first about New Mexico. New Mexico has started to ship products under the Tattooed Chef brand and the products are actually on the shelf in Kroger today. And there were a few burritos that were taken in handhelds. And we expect to see that continued growth out of New Mexico. And you’ll probably really see that hit the market. Matt, when do you think that’ll be?

Matt Williams

Most likely, I mean, it’ll happen in March and April -- I mean, April, in May, will be the majority of the new products hitting.

Stephanie Dieckmann

In the existing customers, correct?

Matt Williams

Correct.

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Stephanie Dieckmann

And then, as we’ve talked about bars. The bars were shown to everybody at Expo West, which included buyers and various people in the industries. And so we’re expecting Belmont or the Ohio facility to really be looking at Q3 based on timing and resets and things like that. The facility is ready to go; it’s just a matter of getting the orders and Matt and his team are working very hard on that. We’ll continue to see that expanded growth throughout the year. And I think that it’s really a matter of, as Matt has said, Q3 and Q4 to really see that start to drive home out of those facilities.

As far as guidance on the new facilities, we know what the revenue can be out of those facilities. In New Mexico, you’re looking anywhere between $200 to $250 million based on capacity. Ohio has a lot of capacity, and we’re looking at probably, I don’t know, somewhere in the range of $100 to $150 million, but we don’t expect that for the next two years. This will be the beginning of it. And as timing phases in and distribution for grocery retailers still faces some challenges, we’ll provide more guidance on that, probably when we report Q1 earnings.

George Kelly

Okay, that’s helpful. And then last question for me, the $20 million that you’re spending to automate some of your facilities, does that get everything now kind of up to date and where you want it to be? Or do you anticipate there being additional investments to bring that automation to maybe Belmont or New Mexico next year? And then secondarily on the same topic, what’s the ROI? How do you think about that $20 million bucks, and like, as that 00 all that automation is kind of fully implemented, what kind of gross margin pickup should you see? And, that’s all I had. Thank you.

Stephanie Dieckmann

Thank you, George. We look at the $20 million capital expenditures to really bring the existing facilities and the new acquisitions up to speed; there will always be some expensing CapEx, but I don’t consider it to be significant in coming years for those facilities. We see increases, and what we’re looking at is, it’s again, all about production capacity. And so on a burrito line, you could turn around and have cut down probably six to eight people from the line and produce twice as many burritos as you produce today. And so when you’re talking about increases, you’re talking about fixed overhead and semi-variable overhead going over a greater number of products per shift and per day, and so the increases can be substantial. We expect long term gross margins, remembering how we account for finished goods freight, above the line and in our cost of goods sold, to really be in the 25% to 30% range, but that also includes some diversification into the other areas, such as refrigerating and ambient.

George Kelly

Understood, thank you.

Operator

We have reached the end of our question and answer session I would like to turn the call back over to management for closing comments.

Sam Galletti

Thank you for your participation today. 2021 was a milestone year for our company and we are very excited about our future. On behalf of all of us at Tattooed Chef, I thank you for your continued interest and support. Have a great day.

Operator

Thank you. This does conclude today’s conference. You may disconnect your lines at this time, and thank you for your participation.

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